UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2009

Premier Exhibitions, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 842-2600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-3.2

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On January 28, 2009, Premier Exhibitions, Inc. (the “Company”) recognized the election of William M. Adams, Christopher J. Davino, Jack Jacobs and Bruce Steinberg (collectively, the “New Directors”) as Directors of the Company. On January 16, 2009, Sellers Capital LLC (“Sellers Capital”), the Company’s largest shareholder, delivered sufficient consents of the Company’s shareholders to elect the New Directors, and IVS Associates, Inc., the Company’s independent inspector of elections, certified the vote on January 28, 2009, confirming the election of the New Directors to the Company’s Board of Directors (the “Board”).
     Except for being nominated by Sellers Capital and certain of its affiliates, none of the New Directors was selected as a Director pursuant to any arrangement or understanding with any other person, and none of them has any reportable transactions under Item 404(a) of Regulation S-K. The Company’s Corporate Governance and Nominating Committee has been directed by the Board to review compensation for the New Directors and the Company’s existing Directors.
     In addition, on January 28, 2009, Mark A. Sellers was elected by the Board as non-executive Chairman of the Board. Mr. Sellers will receive no compensation from the Company in connection with his service in this position.
     On the same date, the Board reconstituted its committees as follows: the Audit Committee consists of Alan B. Reed, William M. Adams and Jack Jacobs, with Mr. Reed as Chairman; the Compensation Committee consists of Bruce Steinberg, Mark A. Sellers, Mark A. Hugh Sam and N. Nick Cretan, with Mr. Steinberg as Chairman; and the Corporate Governance and Nominating Committee consists of Jack Jacobs, Mark A. Sellers, Mark A. Hugh Sam and Douglas Banker, with Mr. Jacobs as Chairman.  The Board also formed a Sarbanes-Oxley Investigation Committee, consisting of Jack Jacobs and William M. Adams and chaired by Mr. Jacobs, to fully investigate the Sarbanes-Oxley allegations that have been made by the Company’s former Director of Internal Audit—Sarbanes-Oxley and any other financial issues that may come to the Committee’s attention in connection with its review.
     (b) The term of Tom Zaller’s employment agreement with the Company expired on January 27, 2009, and Mr. Zaller’s employment as the Company’s Vice President of Exhibitions did not continue after that date.
     On January 28, 2009, the Board terminated Arnie Geller as the Company’s President, Chief Executive Officer and Chairman of the Board.
     (c) On the same day, the Board appointed Mr. Davino, one of the New Directors, as the Company’s Interim President and Chief Executive Officer. The Board currently anticipates that Mr. Davino will serve as the Interim President and Chief Executive Officer for a period of four to six months.
     Mr. Davino, age 43, is a Principal and Head of the Corporate Rescue Group of XRoads Solutions Group, LLC, a corporate restructuring management consulting company, and has held these positions since 2007. He oversees a national advisory practice providing strategic, operational and financial advice, interim and crisis management, and transactional services to middle market companies.
     In connection with his appointment as the Interim President and Chief Executive Officer, the Compensation Committee of the Board has approved compensation for Mr. Davino in the amount of $35,000 per month and a bonus of up to $35,000 per month, based on the achievement of certain performance milestones to be determined by the Compensation Committee. The Company will also pay a fee of $15,000 per month to XRoads Solutions Group during the time that Mr. Davino is employed by the Company. The Compensation Committee has been directed by the Board to finalize with Mr. Davino the terms of his employment.

     Except for being recommended as an officer by Sellers Capital and certain of its affiliates, Mr. Davino was not selected as an officer pursuant to any arrangement or understanding with any other person, and he does not have any reportable transactions under Item 401(d) and Item 404(a) of Regulation S-K.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Effective as of January 28, 2009, the Board amended Sections 1 through 4 of Article IV of the Company’s Bylaws to provide that the Company may have a non-executive chairman of the Board or an executive chairman of the Board. The precedent description of the amendments is qualified in its entirety by reference to the full text of the Company’s Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is hereby incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
     3.2      Amended and Restated Bylaws of Premier Exhibitions, Inc., dated January 28, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
By:	/s/ Christopher J. Davino
Christopher J. Davino
Interim President and Chief Executive Officer

Date: February 3, 2009

EXHIBIT INDEX

Exhibit No.	Description

3.2	Amended and Restated Bylaws of Premier Exhibitions, Inc., dated January 28, 2009.